Smarts Oil & Gas Reports on Gamm Progress and Announces Plans to Retire Over 16 Million Additional Shares

HOWELL, Mich. - Smarts Oil & Gas, Inc. (OTCBB:SOGN - News) is pleased to announce plans to retire an additional 16+ million shares on top of the 55 million shares that were already retired. This will bring our total outstanding shares to under 25 million. The shares to be cancelled are mostly held by CEO, Daniel Seifer and some other larger shareholders. The Company feels that this bold move will help increase shareholder value and make our earnings per share look much stronger in the long run. There will be no consideration given for canceling these shares.

Smarts Oil & Gas, Inc. would also like to issue an update on the Gamm project. The Company is going to be taking on a partner for our Gamm property. This partner is the current operator on the lease. All costs and revenues from the Gamm project will be split between Smarts and the operator. In addition, this new company will bring additional property into the equation. This partnership will more than double the acreage of the Gamm project and brings our total orphan wells to approximately 100 wells. Smarts in currently in the process of putting these wells back online.

Smarts is currently in the process of designing a more professional website which will stay located at www.smartsoilandgas.com. We are trying to make this website more interactive where you will be able to track the progress of our wells, leave messages for the company, check on quotes for our stock and the oil/gas industry, and learn all about our company and management.

Daniel Seifer, CEO of Smarts, stated, "The Company is definitely headed in the right direction. We have gotten off to a slower start than I expected but things are starting to come together nicely. I am working very hard on closing additional oil and gas projects that will significantly impact our numbers. As soon as I can secure the land for these projects the company will announce them. I would like to personally thank all the shareholders for their support and we will continue to do everything possible to make this a strong, profitable oil company for 2007 and beyond."

ABOUT SMARTS OIL & GAS

Smarts Oil & Gas was created to pursue an interest in the burgeoning oil and gas market. Smarts Oil and Gas' initial entry into the market was the acquisition of several leases located in northern Louisiana. The leases, collectively the "Gamm Lease," are estimated to have 5,596,125 barrels of primary recoverable oil reserves. Smarts Oil and Gas will continuously pursue any opportunity to acquire other attractive oil and gas areas that can add value to the Company and its shareholders. The company will focus on leases and properties with proven oil reserves and high potential for large profit margins.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:

Smarts Oil & Gas, Inc.
Don Quarterman, 248-444-3332
DonQ@smartsoilandgas.com